    As filed with the Securities and Exchange Commission on November 29, 2001
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                ------------------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                ------------------------------------------------

                              DATATEC SYSTEMS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

       Delaware                                           94-2914253
(State or Other Jurisdiction of                        (I.R.S. Employer
Incorporation or Organization)                         Identification Number)

                                 23 Madison Road
                           Fairfield, New Jersey 07004
                                 (973) 808-4000
                ------------------------------------------------
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                  Isaac J. Gaon
                             Chief Executive Officer
                              Datatec Systems, Inc.
                                 23 Madison Road
                           Fairfield, New Jersey 07004
                                 (973) 808-4000
            (Name, Address, Including Zip Code, and Telephone Number,
              Including Area Code, of Agent For Service of Process)
                ------------------------------------------------

                                   Copies to:

                            Robert H. Friedman, Esq.
               Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
                ------------------------------------------------

            Approximate  date of  commencement  of proposed  sale to the public:
From time to time after this Registration Statement becomes effective.
                ------------------------------------------------

            If the only  securities  being  registered  on this  Form are  being offered pursuant to dividend or interest  reinvestment  plans,  please check the
following box. |_|

            If any of the  securities  being  registered  on this Form are to be offered  on a  delayed  or  continuous  basis  pursuant  to Rule 415  under  the
Securities Act of 1933,  other than  securities  offered only in connection with
dividend or interest reinvestment plans, please check the following box. |X|

            If this  Form is  filed to  register  additional  securities  for an offering  pursuant to Rule 462(b)  under the  Securities  Act,  please check the following box and list the Securities Act  registration  statement number of the
earlier effective registration statement for the same offering. |_|

            If this Form is a  post-effective  amendment  filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration
statement for the same offering. |_|

            If delivery  of the  prospectus  is expected to be made  pursuant to
Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                                             Proposed             Proposed
                                                             Maximum               Maximum
                                         Amount to be     Offering Price     Aggregate Offering         Amount of
Title of Shares to be Registered          Registered       Per Share(1)             Price           Registration Fee
--------------------------------------------------------------------------------------------------------------------

Common Stock, $.001 par value             1,021,382           $0.72              $735,395.04             $183.85

    Total...........................................................................................     $183.85
====================================================================================================================

(1)    Estimated  solely for the purpose of calculating the  registration fee in accordance  with Rule 457(c) under the Securities Act of 1933, as amended
       (the "Securities  Act"),  based on the average of the high and low prices of the Registrant's  Common Stock,  $.001 par value (the "Common Stock"), on The Nasdaq National Market ("Nasdaq") on November 28, 2001.

       The Registrant hereby amends this Registration  Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further  amendment  which  specifically  states  that  this  Registration
Statement shall  thereafter  become effective in accordance with Section 8(a) of the  Securities  Act of 1933 or until the  Registration  Statement  shall become effective on such date as the  Securities and Exchange  Commission  (the "SEC"),
acting pursuant to said Section 8(a), may determine.

The  information in this  prospectus is not complete and may be changed.  We may not sell  these  securities  until the  registration  statement  filed  with the
Securities and Exchange Commission is effective. This prospectus is not an offer to  sell  these  securities  and it is not  soliciting  an  offer  to buy  these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 29, 2001

                                   PROSPECTUS

                        1,021,382 SHARES OF COMMON STOCK

                             DATATEC SYSTEMS, INC.

            The selling  stockholders listed in this prospectus are offering and selling  up to  1,021,382  shares  of  Common  Stock of  Datatec  Systems,  Inc.
("Datatec"). We will not receive any of the proceeds from such sale.

            Our Common Stock is listed on The Nasdaq  National  Market under the symbol  "DATC." The last reported bid price for the Common Stock on November 28,
2001 was $0.70 per share.

            The selling  stockholders  may offer their shares of Common Stock on one or more exchanges or in the over-the-counter  market or otherwise, at prices and at terms then  prevailing  or at prices  related to the then current  market prices, or in negotiated transactions.

--------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Neither  the  Securities  and  Exchange  Commission  nor  any  State  securities commission has determined whether this prospectus is truthful or complete.  They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

               The date of this prospectus is November 29, 2001.

                                  RISK FACTORS

            THE PURCHASE OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU
SHOULD CAREFULLY  CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER  INFORMATION
IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN SUCH COMMON STOCK.

We Have Incurred Operating Losses in Our Business

            We have  incurred  net losses of  approximately  $1,781,000  for the fiscal  quarter  ended July 31, 2001 and  $21,145,000  for the fiscal year ended
April 30, 2001. We may not generate  sufficient revenues to meet our expenses or to operate profitably in the future.

Our Liquidity is Limited

            As of July 31, 2001 we had cash and cash  equivalents  of  $172,000.
Our working capital was approximately  ($4,121,000) at July 31, 2001 and we have had a previous  history of limited  working  capital.  We  anticipate,  based on currently  proposed plans and assumptions  relating to our operations,  that our existing  capital  resources will be sufficient to satisfy our anticipated  cash requirements  for at least 12 months.  In the event that our plans change or our assumptions  change  or  prove  to be  inaccurate,  we may be  required  to seek additional financing to finance our working capital  requirements.  There can be no assurance that any additional financing, if required, will be available to us on  acceptable  terms,  if at all.  As of  November  27,  2001,  we had  maximum availability of approximately  $2,998,000 under our credit facility arrangement, subject to certain collateral levels, with IBM Credit Corporation.

If We Are Unable to Comply With Nasdaq's  Continued  Listing  Requirements,  Our
Common Stock Could be Delisted From Nasdaq

            Nasdaq rules generally  provide that companies whose securities fall below a minimum bid price of $1.00 for 30 consecutive  business days are given a
90 day grace period to regain compliance.  A company may demonstrate  compliance by meeting  the  minimum  bid price  standard  for a minimum  of 10  consecutive business days. If a company fails to regain  compliance  during the 90 day grace period, that company is subject to delisting. However, in response to the events of September 11th, Nasdaq suspended these minimum bid price  requirements  until
January 2, 2002 and  companies  then under  review for  deficiencies,  including
Datatec,  were  taken  out of the  suspension  process.  Until the  minimum  bid requirements are resumed on January 2, 2002,  Nasdaq will consider whether it is appropriate to recommend  resumption or permanent  suspension of the minimum bid requirements.  Since May 30, 2001, our Common Stock has failed to maintain a bid price of $1.00. If the minimum bid  requirements  or any derivation  thereof are resumed and we are unable to meet such requirements, the Common Stock may become subject to delisting.  Such delisting may have a material  adverse effect on the price of our Common Stock and the levels of liquidity currently available to our stockholders.  Although  we are  working to comply  with all  continued  listing requirements  of  Nasdaq,  there  can be no  assurance  that  we will be able to satisfy such requirements.

                                       -2-

            In addition,  if our Common Stock were delisted, it would be subject to the  so-called  "penny  stock" rules.  The SEC has adopted  regulations  that define a "penny stock" to be any equity security that has a market price of less than  $5.00 per  share,  subject  to  certain  exceptions.  For any  transaction involving a penny  stock,  unless  exempt,  the rules  impose  additional  sales practice  requirements  on  broker-dealers  subject to certain  exceptions.  For transactions  covered by the penny  stock  rules,  a  broker-dealer  must make a special  suitability  determination for the purchaser and must have received the purchaser's  written  consent to the  transaction  prior to the sale.  The penny stock rules also require  broker-dealers to deliver monthly  statements to penny stock investors  disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  Prior to the transaction,  a broker-dealer must provide a disclosure schedule relating to the penny stock market.  In addition,  the broker-dealer  must disclose  commissions payable to the  broker-dealer  and the  registered  representative,  and current quotations  for the security as mandated by the applicable  regulations.  If our
Common Stock were delisted and determined to be a "penny stock," a broker-dealer may find it to be more difficult to trade our Common Stock,  and an investor may find it more  difficult  to  acquire  or  dispose  of our  Common  Stock  in the secondary market.

On Two Separate  Occasions in 2001 We Were in Violation of Certain  Covenants in
Our New Credit Facility

            In November 2000, Datatec replaced its existing credit facility with a $21 million credit facility  arrangement with IBM Credit  Corporation  ("IBM")
consisting of (i) an $18 million three year revolving  credit  facility (line of credit)  and  (ii)  a $3  million  three  year  term  loan  payable  in  monthly installments  of principal  and interest.  In January  2001,  Datatec was not in compliance  with certain  covenants  of the credit  facility.  As a result,  IBM agreed to amend the credit facility  agreement which provided for the following:
(a)  reduction  in the line of credit to $14  million  (which  was  subsequently increased to $16 million on July 25,  2001),  (b)  revision of the  covenants to reflect  current  business  conditions and (c) increase in the interest rates in the revolver and term loans to prime plus 3.0% and 3.5%,  respectively.  In July
2001,  Datatec was again not in compliance with the new covenants in the amended credit facility agreement. As a result, on July 25, 2001, IBM agreed to a second amendment  to the credit  facility  agreement  under  which IBM  waived  certain covenants  Datatec had  previously  violated.  In view of  Datatec's  failure to comply with the covenants in its credit facility  arrangement,  no assurance can be given that  Datatec  will be able to continue to comply with the revised loan covenants.

We Have Risks Resulting From Significant Amounts of Debt

            As of July  31,  2001,  we had  outstanding  debt  of  approximately
$17,553,000. Our level of debt and the limitations imposed on us by our existing or future debt agreements  could have  significant  consequences on our business and future prospects, including the following:

            o           We may not be able to obtain necessary  financing in the
                        future for working capital,  capital expenditures,  debt
                        service requirements or other purposes.

            o           Our less leveraged  competitors could have a competitive
                        advantage  because  they  have  greater  flexibility  to
                        utilize their cash flow to improve their operations.

                                       -3-

            o           We could be more  vulnerable  in the event of a downturn
                        in our  business  that would  leave us less able to take
                        advantage of significant  business  opportunities and to
                        react to changes in market or industry conditions.

Our Operating Results May Fluctuate

            Our  quarterly  operating  results have varied in the past,  and may vary  significantly  in the  future,  depending  on  factors  that  include  the following:

            o           market  acceptance  of new or  enhanced  versions of our
                        services;

            o           changes in our  customer mix and changes in the level of
                        our operating expenses;

            o           the gain or loss of significant customers; and

            o           personnel changes and economic conditions in general and
                        in the information technology industry in particular.

Any unfavorable  change in these or other factors could have a material  adverse effect on our  operating  results  for a  particular  quarter.  Changes  in such factors  also make the  prediction  of revenue  and results of  operations  on a
quarterly  basis  difficult,   and  performance   forecasts  derived  from  such
predictions unreliable.

            We  have  also   experienced   large   fluctuations  in  sales  from
quarter-to-quarter  due to  substantial  sales  to  customers  in the  retailing industry.  Typically, these customers delay improvements and enhancements during the fourth quarter of the calendar year to avoid costly interruptions during the holiday  sales  season.  In addition,  a  substantial  portion of our  operating
expenses  are  related  to  personnel,  facilities,   inventory,  equipment  and
marketing  programs.  The level of spending for such expenses cannot be adjusted quickly and is therefore fixed in the short term. The level of these expenses is based, in significant part, on our expectations of future revenue on a quarterly basis.  If actual  revenue  levels on a quarterly  basis are below  management's expectations,  results of operations are likely to be adversely affected because only a small amount of our expenses varies with our revenue in the short term.

We Face Certain Risks Associated with Large Projects

            Due to the nature and size of  implementation  projects  that we are now pursuing,  there is a longer lead time between the initiation of prospective business  and the  consummation  of a  transaction,  if any. As such,  there are likely to be substantial  fluctuations in sales volume from  month-to-month  and quarter-to-quarter. The fluctuations in our operating results increases our risk of failure,  especially given our present level of working capital. As a result, if we  experience  lower than  expected  sales volume for an extended  period of time, it may have a material adverse effect on our business, financial condition and results of operations.

                                       -4-

Our  Business  is  Very  Competitive  and  Increased  Competition  Could  Have a
Significant Impact on Our Earnings

            We compete with a number of other companies  involved in the design, configuration,  installation,  integration, deployment and servicing of computer networking  technologies.  The market for such  services  is highly  fragmented, intensely  competitive  and  rapidly  changing.  Some  of our  competitors  have significantly  greater resources and better  brand-name  recognition than us. In addition,  there are  relatively  low barriers to entry in these markets and new competition may arise either from expansion by established companies or from new emerging  companies.  Increased  competition  may result in  pressure  for price reductions and related reductions in gross margins and market share. In addition to direct  competition,  we face  indirect  competition  from our  existing  and potential  future  customers,  many of which  internally  design,  integrate and deploy their own technologies  for their particular  needs, and therefore may be reluctant to use services  offered by  independent  providers such as us. We may not be able to successfully compete against current and future competitors.

            The following are the competitive  factors that we believe will have a significant effect on our ability to compete successfully:

            o           To  achieve  our goal of larger  market  share,  we must
                        continue to enhance our existing services, introduce new
                        service   offerings,   recruit   and  train   additional
                        deployment and engineering  staff, and recruit and train
                        sales and marketing professionals.

            o           We believe that our ability to increase  profit  margins
                        depends  upon a number of factors both within and beyond
                        our control,  including performance,  price, quality and
                        breadth of services.

            o           We  believe  that our  ability to  successfully  educate
                        prospective  customers  as  to  the  advantages  of  our
                        services is vital to the  recruitment  of companies  who
                        internally  design,   integrate  and  deploy  their  own
                        technologies for their particular needs.

                                       -5-

We Depend on Strategic Alliances and Indirect Customers

            A major part of our growth  strategy  is to market our  services  in
part  through   indirect   customers  and  strategic   alliances   with  systems
manufacturers,       systems       integrators,       independent       software
developers/distributors,  and  telecommunications  carriers,  that  utilize  our services to provide joint solutions to customers.  For example,  we have entered into a non-exclusive  agreement with Cisco Systems,  Inc.,  pursuant to which we have agreed to provide implementation  services to customers of Cisco. Cisco may terminate its agreement with us at any time, with or without cause.  Termination of the Cisco agreement,  or any similar  agreement,  may have a material adverse effect on our business,  financial condition and results of operations.  Because we  utilize  and will  continue  to utilize  indirect  customers  and  strategic alliances as a significant distribution channel, we are subject to the risk that our indirect  customers or strategic partners will discontinue or decrease their use of our services for reasons  unrelated to the quality or price of, or demand for, our services.  We are also subject to the risk that the demand for products and services sold by our indirect  customers or strategic partners will decline, which could have a material adverse effect on our business,  financial condition and results of operations.

We Depend on Certain Significant Customers

            During each of the past two fiscal years, sales of our services to a limited number of customers  have accounted for a substantial  percentage of our total net sales. Our 15 largest customers accounted for approximately 82% of our revenues for the year ended April 30, 2001 and approximately 73% of our revenues for the year ended April 30, 2000. This concentration of customers can cause our net  sales and  earnings  to  fluctuate  from  quarter-to-quarter,  based on the requirements  of our customers and the timing of delivery of services.  Although the particular  customers are likely to change from period to period, we believe that large orders from a limited  number of customers  will  continue to account for a substantial  portion of our revenues in any fiscal period.  In any period, the  unexpected  loss of or decline in net sales from a major  customer,  or the failure to generate  significant  revenues  from other  customers,  could have a material  adverse  effect on our  business,  financial  condition and results of operations.

Backlog is an Unreliable Measure of Future Sales

            From  time to  time,  we  disclose  an  amount  of  backlog  for our services,  which typically  consists of purchase orders,  written agreements and other oral  agreements  with  customers  for which a customer has  scheduled the provision of services within the next 12 months.  Orders included in backlog may
be  canceled  or  rescheduled  by  customers  without  penalty.   A  variety  of
conditions, both specific to the individual customer and generally affecting the customer's industry,  may cause customers to cancel, reduce or delay orders that were previously made or anticipated.  We cannot assure the timely replacement of canceled,  delayed or reduced  orders.  Significant  or numerous  cancellations, reductions  or  delays  in  orders by a  customer  or group of  customers  could materially  adversely  affect our business,  financial  condition and results of operations.  Backlog should not be relied upon as indicative of our revenues for any future period.

                                       -6-

We are Dependent on Certain Key Personnel

            Our success  depends in large part upon the  abilities of our senior management,  including,  Isaac Gaon, our Chairman of the Board,  Chief Executive
Officer and acting Chief Financial Officer. The loss of the services of Mr. Gaon or any other member of senior management could have a material adverse effect on our  business.  We have an employment  agreement  with Mr. Gaon which expires on
April 30, 2003. The employment agreement may be terminated by us for cause or by
Mr. Gaon for good  reason.  Our future  success  and growth also  depends on our ability to continue to attract,  motivate and retain highly qualified employees, including those with the technical,  managerial,  sales and marketing  expertise
necessary  to  operate  our   business.   Competition   for   personnel  in  the
configuration,  integration and deployment services industry is intense,  and we cannot assure you that we will be successful  in attracting  and retaining  such personnel.  Departures  and  additions of key personnel may be disruptive to our business and could have a material  adverse  effect on our  business,  financial condition and results of operations.

We Depend Upon Unionized Labor

            A  substantial  portion of our  deployment  force is employed  under contracts  with the  International  Brotherhood  of  Electrical  Workers and the
International  Brotherhood of Electrical Workers Local 1430. Our union employees are responsible for the deployment of our services.  Any work stoppages or other labor  disturbances  could  have a  material  adverse  effect  on our  business, financial condition and results of operations.

Our Products and Services Have Limited Proprietary Protection

            Most  of  our  intellectual  property  consists  of  proprietary  or confidential  information  that is not  subject to patent  protection.  Existing trade secret laws offer only limited protection. The steps that we have taken to protect these proprietary rights may not be adequate to deter misappropriation.

            Although we do not believe that we are infringing  the  intellectual property  rights of others,  there can be no assurance that such claims will not be  asserted.  Any such  litigation  could be  costly  and  divert  management's attention, either of which could have a material adverse effect on our business, financial  condition and results of operations.  Adverse  determinations in such litigation  could result in the loss of our  proprietary  rights,  subject us to significant  liabilities,  require us to seek  licenses  from  third  parties or prevent us from  selling  our  services,  any one of which would have a material adverse effect on our business, financial conditions and results of operations.

Our Common Stock Prices Are Volatile

            The market  price of our  Common  Stock is very  volatile,  with per share  closing  bids  ranging  from a low of  approximately  $.46  to a high  of approximately  $9.13  over the period  from May 1, 2000 to  November  28,  2001.
Announcements by us or by our competitors of technological or other  innovations for new commercial products or services developments concerning propriety rights or  governmental  regulations,  changes in  financial  estimates  by  securities analysts, or general conditions

                                       -7-

in the economy or the market for our services, some of which may be unrelated to our  performance  and beyond our control,  may have a significant  effect on our business  and on the  market  price of our  securities.  Sales of a  substantial number of shares by existing  security holders could also have an adverse effect on the market price of our securities.  The stocks of many technology  companies have  experienced  extreme  price  and  volume  fluctuations  unrelated  to  the operating performance of those companies.

Our Ability to Issue Preferred Stock Could Hurt Holders of Common Stock

            Our  Certificate  of  Incorporation  authorizes  the  issuance  of a maximum of 4,000,000  shares of Preferred  Stock.  While there are  currently no shares of Preferred Stock issued and  outstanding,  if shares of Preferred Stock are issued in the future, the terms of a series of Preferred Stock may be set by our Board of Directors  without approval by our  stockholders.  Such terms could include, among others, preferences as to dividends, distributions on liquidation and enhanced  voting rights.  The rights of the holders of our Common Stock will be subject to, and may be  adversely  affected  by, the rights of the holders of any Preferred  Stock that may be issued in the future.  The ability of our Board of  Directors  to issue  preferred  stock  could  have the  effect of  delaying, deferring  or  preventing  a  change  of  control  or the  removal  of  existing management.  As a result,  it could prevent our  stockholders  from being paid a premium over the market value for their shares of Common Stock.

                                       -8-

                       WHERE YOU CAN FIND MORE INFORMATION

            We file annual,  quarterly and special reports, proxy statements and other  information  with the SEC.  You may read and copy any document we file at the SEC's public  reference  rooms in  Washington,  D.C.,  New York, New York or
Chicago,  Illinois.  You may obtain further  information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also  available  to the  public  over  the  Internet  at the  SEC's  website  at
http://www.sec.gov.  You may also request copies of such documents, upon payment of a  duplicating  fee,  by  writing  to  the  SEC at 450  Fifth  Street,  N.W.,
Washington,  D.C.  20549.  Reports and other  information  regarding  our Nasdaq listing  may be  inspected  at the  offices  of Nasdaq  at 1735 K Street,  N.W.,
Washington,   D.C.   20006  or  over  the   Internet  at  Nasdaq's   website  at
http://www.nasdaq.com.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            Datatec  Systems,  Inc.  has  filed  with  the SEC,  a  registration statement on Form S-3 under the Securities Act, covering the securities  offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration  statement and the exhibits to the registration statement.

            The SEC allows us to  "incorporate  by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information  incorporated by reference is considered to be part of this prospectus,  and later  information filed with the
SEC will update and supersede this information.  We incorporate by reference the documents  listed below and any future  filings made with the SEC under  Section
13(a),  13(c),  14, or 15(d) of the Securities  Exchange Act of 1934, as amended
(the "Exchange Act").

            (a)         Our Annual Report on Form 10-K, for the year ended April
                        30, 2001;

            (b)         Our Quarterly Report on Form 10-Q, for the quarter ended
                        July 31, 2001; and

            (c)         The  description  of our Common  Stock  contained in our
                        registration  statement  on Form 8-A filed May 2,  1996,
                        including  any  amendments  or  reports  filed  for  the
                        purpose of updating such descriptions.

            You may request a copy of these  filings,  at no cost, by writing or telephoning us at Datatec Systems, Inc., 23 Madison Road, Fairfield,  New Jersey
07004, Attention: Chief Financial Officer, telephone (973) 808-4000.

                                       -9-

                                  ABOUT DATATEC

            We are in the  business of providing  rapid and accurate  technology deployment  services and licensing  software  tools,  designed to accelerate the delivery  of  complex  Information  Technology  (IT)  solutions  for  Technology
Providers and  Enterprises.  We market our services  primarily to large Original
Equipment  Manufacturers,  systems  integrators,  independent  software vendors, telecommunications  carriers and service providers as well as to a select number of Fortune  2000  customers  in the United  States and  Canada.  Our  deployment services include the following: (i) the process of "customizing" internetworking devices such as routers and switches,  and computing devices such as servers and workstations  to meet the  specific  needs of the  user,  (ii)  the  process  of integrating  these  hardware  devices  as well as  integrating  operational  and application  software  on a  network  to  ensure  they are  compatible  with the topology of the network and all legacy systems,  and (iii) the physical  process of installing technology on networks.

            We are  incorporated  in  Delaware  and our  stock is  traded on The
Nasdaq  National  Market  under the symbol  "DATC".  Our  executive  offices are located at 23 Madison Road, Fairfield, New Jersey 07004. Our telephone number is
(973) 808-4000.

                                 USE OF PROCEEDS

            The shares of Common Stock offered  hereby are being  registered for the  account  of selling  stockholders.  All net  proceeds  from the sale of the
Common  Stock  will go to the  stockholders  who  offer and sell  their  shares.
Accordingly, we will not receive any part of the proceeds from such sales.

                                      -10-

                              SELLING STOCKHOLDERS

            The selling  stockholder  has  informed  us that the name,  address, maximum  number of shares of Common  Stock to be sold and total number of shares of Common  Stock  which such  selling  stockholder  owns are as set forth in the following table.  The selling  stockholder may sell all or part of its shares of
Common Stock registered pursuant to this prospectus.

                                     Number of
                                     Shares of
                                       Common             Maximum
                                       Stock             Number of
                                    Beneficially        Shares to be        Shares Beneficially
                                    Owned Prior          Offered for           Owned After
        Name and Address           to Offering(1)          Resale              Offering(2)
        ----------------           --------------       ------------        -------------------

                                                                            Number      Percent
                                                                            ------      -------
Cisco Systems, Inc.(3)
170 Tasman Drive
San Jose, CA 95134-1706             1,021,382            1,021,382            0            0

(1)         The  calculation  of shares of Common Stock  beneficially  owned was determined in accordance with Rule 13d-3 of the Exchange Act.

(2)         Assumes that all Common Stock offered by the selling  stockholder is sold.

(3)         On April 18, 2000, Cisco Systems,  Inc. ("Cisco")  purchased 100,000 shares  of Series A  Preferred  Stock  (the  "Preferred  Stock")  of
            eDeploy.com, Inc., a wholly owned subsidiary of Datatec ("eDeploy").
            On November 2, 2001,  Datatec  exchanged the Preferred Stock held by
            Cisco  for  1,021,382   shares  of  Common  Stock  of  Datatec  (the
            "Shares").  This exchange was pursuant to a Stock Purchase Agreement by and between Datatec and Cisco (the "Purchase  Agreement").  Under
            the Purchase Agreement,  Cisco was granted an option to exchange the
            Shares  for  shares of common  stock of  eDeploy  in the event of an initial public offering by eDeploy or the Common Stock of Datatec is delisted  from  Nasdaq,  prior to November  2, 2002.  Cisco was also granted  an option  to  exchange  the  Shares  for a portion  of the consideration  receivable  by eDeploy or Datatec in the event of the sale of all the assets or equity of eDeploy to a third  party  prior to  November  2, 2002.  We have also  entered  into a  non-exclusive agreement  with Cisco  pursuant  to which we have  agreed to provide implementation services to customers of Cisco.

            Our  registration of the shares included in this prospectus does not necessarily mean that the selling stockholder will opt to sell any of the shares offered  hereby.  The shares covered by this prospectus may be sold from time to time by the selling  stockholder so long as this  prospectus  remains in effect.

                                      -11-

                                 TRANSFER AGENT

            The transfer agent and registrar for our Common Stock is Continental
Stock Transfer & Trust Company, New York, New York.

                              PLAN OF DISTRIBUTION

            We are registering 1,021,382 shares of our Common Stock on behalf of the selling stockholders.  As used herein,  "selling  stockholders" includes the selling stockholder named in the table above and pledgees,  donees,  transferees or other  successors-in-interest  selling  shares  received from a named selling stockholder  as a  gift,  partnership  distribution  or  other  non-sale-related transfer after the date of this  prospectus.  The selling  stockholders may sell the shares from time to time and may also decide not to sell all the shares they are allowed to sell under this  prospectus.  The selling  stockholders  will act independently of us in making  decisions with respect to the timing,  manner and size of each  sale.  The  sales may be made on one or more  exchanges  or in the over-the-counter  market or otherwise, at prices and at terms then prevailing or at  prices  related  to  the  then  current  market  prices,  or  in  negotiated transactions.  The selling  stockholders may effect such transactions by selling the shares to or through  broker-dealers.  The shares may be sold by one or more of, or a combination of, the following:

            o           a block trade in which the broker-dealer so engaged will
                        attempt  to sell  shares as agent but may  position  and
                        resell a portion of the block as principal to facilitate
                        the transaction;

            o           purchases by a broker-dealer  as principal and resale by
                        such  broker-dealer  for its  account  pursuant  to this
                        prospectus;

            o           an exchange distribution in accordance with the rules of
                        such exchange;

            o           ordinary  brokerage  transactions  and  transactions  in
                        which the broker solicits purchasers; and

            o           privately negotiated transactions.

            To  the  extent   required,   this  prospectus  may  be  amended  or
supplemented  from time to time to describe a specific plan of distribution.  In effecting sales,  broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

            The selling  stockholders may enter into hedging  transactions  with broker-dealers in connection with distributions of shares or otherwise.  In such transactions,  broker-dealers  may engage in short sales of shares in the course of hedging the  positions  they assume with  selling  stockholders.  The selling stockholders  also may sell shares short and redeliver  shares to close out such short  positions.  The  selling  stockholders  may  enter  into  option or other transactions  with  broker-dealers  which  require the delivery of shares to the broker-dealer.  The  broker-dealer  may then resell or otherwise  transfer  such shares pursuant to this prospectus.  The selling  stockholders  also may loan or pledge  shares to a  broker-dealer.  The  broker-dealer  may sell the  shares so loaned,  or upon a default  the  broker-dealer  may sell the shares so  pledged, pursuant to this prospectus.

                                      -12-

            Broker-dealers  or agents may  receive  compensation  in the form of commissions, discounts or concessions from selling stockholders.  Broker-dealers or agents may also receive  compensation  from the purchasers of shares for whom they act as agents or to whom they sell as principals,  or both. Compensation as to a particular  broker-dealer  might be in excess of customary  commissions and will be in amounts to be negotiated in connection  with  transactions  involving shares.  Broker-dealers or agents and any other participating  broker-dealers or the selling  stockholders may be deemed to be "underwriters"  within the meaning of  Section  2(11) of the  Securities  Act in  connection  with sales of shares.
Accordingly,  any such commission,  discount or concession  received by them and any  profit  on the  resale  of  shares  purchased  by them may be  deemed to be underwriting  discounts or commissions under the Securities Act. Because selling stockholders  may be deemed to be  "underwriters"  within the meaning of Section
2(11) of the  Securities  Act, the selling  stockholders  will be subject to the prospectus delivery requirements of the Securities Act. In addition,  any shares of a selling  stockholder  covered by this  prospectus  which  qualify  for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule
144 rather than  pursuant to this  prospectus.  The  selling  stockholders  have advised us that they have not entered  into any  agreements,  understandings  or arrangements with any underwriters or broker-dealers regarding the sale of their shares.

            The  shares  may  be  sold  by  selling  stockholders  only  through registered or licensed  brokers or dealers if required  under  applicable  state securities  laws.  In  addition,  in  certain  states the shares may not be sold unless they have been  registered or qualified for sale in the applicable  state or an exemption from the registration or qualification  requirement is available and is complied with.

            Under applicable  rules and regulations  under the Exchange Act, any person engaged in the  distribution of shares may not  simultaneously  engage in market  making  activities  with respect to our Common Stock for a period of two business days prior to the commencement of such distribution.  In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the  associated  rules and  regulations  under the Exchange  Act,  including
Regulation  M, which  provisions  may limit the timing of purchases and sales of shares of our Common Stock by the selling  stockholders.  We will make copies of this prospectus  available to the selling stockholders and have informed them of the need for delivery of copies of this  prospectus to purchasers at or prior to the time of any sale of the shares.

            We will file a supplement to this prospectus, if required,  pursuant to Rule  424(b)  under  the  Securities  Act upon  being  notified  by a selling stockholder  that  any  material  arrangement  has  been  entered  into  with  a broker-dealer  for the sale of shares through a block trade,  special  offering, exchange  distribution  or secondary  distribution  or a purchase by a broker or dealer. Such supplement will disclose:

            o           the name of each  such  selling  stockholder  and of the
                        participating broker-dealer(s);

            o           the number of shares involved;

            o           the price at which such shares were sold;

            o           the commissions paid or discounts or concessions allowed
                        to such broker-dealer(s), where applicable;

                                      -13-

            o           that  such   broker-dealer(s)   did  not   conduct   any
                        investigation  to  verify  the  information  set  out or
                        incorporated by reference in this prospectus; and

            o           other facts material to the transaction.

            In addition, we will file a supplement to this prospectus upon being notified by a selling  stockholder  that a donee or pledgee intends to sell more than 500 shares.

            We will bear all costs,  expenses  and fees in  connection  with the registration of the shares.  The selling  stockholders will bear all commissions and  discounts,  if any,  attributable  to the sales of the shares.  The selling stockholders may agree to indemnify any broker-dealer or agent that participates in  transactions  involving  sales of the shares  against  certain  liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

            The legality of the  securities  offered  hereby will be passed upon for us by Olshan  Grundman  Frome  Rosenzweig & Wolosky LLP, New York, New York.
Certain members of Olshan Grundman Frome Rosenzweig & Wolosky LLP hold shares of
Common Stock.  Mr. Robert Friedman,  a director of Datatec  Systems,  Inc. and a member of such firm also holds options to purchase  additional  shares of Common
Stock.

                                     EXPERTS

            The  consolidated   financial   statements  as  of  April  30,  2001
incorporated by reference in this  prospectus and elsewhere in the  registration
statement  have  been  audited  by  Arthur  Andersen  LLP,   independent  public
accountants, as indicated in their report with respect thereto, and are included herein in  reliance  upon the  authority  of said firm as experts in giving said report.

                                      -14-

================================================================================
We have not  authorized any person to make a statement that differs from what is in this  prospectus.  If any person does make a statement that differs from what is in this  prospectus,  you should not rely on it.  This  prospectus  is not an offer to sell, nor is it seeking an offer to buy, these  securities in any state in which the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of its date,  but the  information  may change after that date.

                      -----------------------------------

                                TABLE OF CONTENTS

                                                                            Page

Risk Factors............................................................    2
Where You Can Find More Information.....................................    9
Incorporation of Certain Documents

                      -----------------------------------

                              DATATEC SYSTEMS, INC.

                                    1,021,382
                             Shares of Common Stock

                                   ----------
                                   PROSPECTUS
                                   ----------

                                November 29, 2001

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    Other Expenses of Issuance and Distribution.
-------     -------------------------------------------

            The following  table sets forth the various  expenses  which will be paid  by us in  connection  with  the  securities  being  registered.  With  the exception of the SEC registration fee, all amounts shown are estimates.

SEC registration fee.........................................     $183.85
Legal fees and expenses (including Blue Sky).................  $15,000.00
Accounting Fees and Expenses.................................   $1,000.00
Miscellaneous................................................     $316.15
            Total............................................  $16,500.00
                                                                =========

ITEM 15.    Indemnification of Directors and Officers.
-------     -----------------------------------------

            The Certificate of  Incorporation  and the By-laws of the Registrant provides that the Registrant shall indemnify to the extent permitted by Delaware law any person whom it may indemnify thereunder,  including directors, officers, employees  and agents of the  Registrant.  Such  indemnification  (other than an order by a court) shall be made by the Registrant only upon a determination that indemnification  is proper in the  circumstances  because the individual met the applicable  standard of conduct.  Advances for such  indemnification may be made pending  such  determination.  In  addition,  the  Registrant's  Certificate  of
Incorporation  eliminates,  to the extent  permitted by Delaware  law,  personal liability of  directors  to the  Registrant  and its  stockholders  for monetary damages for breach of fiduciary duty as directors.

            The  Registrant's  authority to indemnify its directors and officers is governed by the provisions of Section 145 of the Delaware General Corporation
Law, as follows:

(a)         A  corporation  shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed  action,  suit or  proceeding,  whether  civil, criminal,  administrative or investigative  (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was  serving at the  request of the  corporation  as a  director, officer,  employee  or agent of  another  corporation,  partnership,
            joint  venture,   trust  or  other   enterprise,   against  expenses
            (including  attorneys' fees),  judgments,  fines and amounts paid in settlement  actually  and  reasonably  incurred  by  the  person  in connection with such action,  suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the  corporation,  and, with respect to any criminal  action or proceeding,  had no reasonable  cause to believe his conduct was unlawful.  The  termination  of any action,  suit or proceeding by judgment,  order,  settlement,  conviction,  or upon a plea of nolo  contendere  or its  equivalent,  shall not, of itself, create a  presumption  that the person did not act in good faith and in a manner which he reasonably

                                      II-1

            believed  to be in or not  opposed  to  the  best  interests  of the corporation, and, with respect to any criminal action or proceeding, had  reasonable  cause to  believe  that the  person's  conduct  was unlawful.

(b)         A  corporation  shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending  or  completed  action  or  suit by or in the  right  of the corporation to procure a judgment in its favor by reason of the fact that  he is or was  director,  officer,  employee  or  agent  of the corporation,  or is or was serving at the request of the corporation as a director,  officer,  employee or agent of another  corporation, partnership,  joint  venture,  trust  or  other  enterprise  against
            expenses   (including   attorneys'  fees)  actually  and  reasonably
            incurred by the person in connection  with the defense or settlement of such  action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification  shall be made in respect of any claim,  issue or matter as to which such person shall have been adjudged to be liable to the  corporation  unless and only to the extent  that the Court of Chancery or the court in which such action or suit was brought shall  determine upon  application  that, despite  the  adjudication  of  liability  but in  view  of all  the circumstances  of the case,  such  person is fairly  and  reasonably entitled to indemnity for such expenses  which the Court of Chancery or such other court shall deem proper.

(c)         To the  extent  that a present  or former  director  or officer of a corporation  has been  successful  on the  merits  or  otherwise  in defense of any action, suit or proceeding referred to in subsections
            (a) and (b) of this  section,  or in defense of any claim,  issue or matter therein,  such person shall be indemnified  against  expenses
            (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d)         Any  indemnification  under  subsections (a) and (b) of this section
            (unless ordered by a court) shall be made by the corporation only as
            authorized   in  the  specific  case  upon  a   determination   that
            indemnification of the present or former director, officer, employee or agent  is  proper  in the  circumstances  because  he has met the applicable  standard of conduct set forth in subsections (a) and (b)
            of this section. Such determination shall be made, with respect to a
            person  who  is  a   director   or  officer  at  the  time  of  such
            determination  (1) by a majority  vote of the  directors who are not parties to such action, suit or proceeding,  even though less than a quorum,  or (2) by a  committee  of  such  directors  designated  by majority vote of such directors,  even though less than a quorum, or
            (3) if there are no such directors,  or if such directors so direct, by  independent  legal counsel in a written  opinion,  or (4) by the stockholders.

(e)         Expenses  (including  attorneys'  fees)  incurred  by an  officer or director in defending a civil or criminal action, suit or proceeding may be paid by the  corporation in advance of the final  disposition or such action, suit or proceeding upon receipt of an undertaking by or on behalf of such  director or officer to repay such amount if it shall  ultimately be determined  that such person is not entitled to be  indemnified  by the  corporation  as authorized in this section.
            Such  expenses  incurred by former  directors and officers and other employees and agents may be so paid upon such terms and  conditions, if any, as the corporation deems appropriate.

                                      II-2

(f)         The  indemnification  and  advancement  of expenses  provided by, or granted pursuant to, the other subsections of this section shall not be deemed  exclusive  of any other  rights  to which  those  seeking indemnification or advancement of expenses may be entitled under any by,  agreement,  vote of stockholders or disinterested  directors or otherwise,  both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g)         A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director,  officer, employee or agent of the corporation, or is or was serving at the request of the corporation  as a  director,  officer,  employee or agent of another corporation,  partnership,  joint venture, trust or other enterprise against any liability  asserted  against such person and incurred by such  person in any such  capacity,  or arising out of his status as such,  whether  or not the  corporation  would  have  the  power  to indemnify such person against such liability under this section.

(h)         For purposes of this section,  references to the "corporation" shall include, in addition to the resulting  corporation,  any constituent corporation (including any constituent of a constituent) absorbed in a  consolidation  or merger  which,  if its separate  existence  had continued,  would have had the power and  authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation  as a  director,  officer,  employee or agent of another corporation,  partnership, joint venture, trust or other enterprise, shall stand in the same position  under this section with respect to the  resulting  or surviving  corporation  as such person would have with  respect  to  such  constituent  corporation  if  its  separate existence had continued.

(i)         For  purposes of this  section,  references  to "other  enterprises"
            shall include  employee  benefit plans,  references to "fines" shall include any excise  taxes  assessed on a person with  respect to any employee  benefit plan, and references to "serving at the request of the corporation"  shall include any service as a director,  officer, employee,  or agent with respect to any employee  benefit plan,  its participants or beneficiaries,  and a person who acted in good faith and  in a  manner  such  person  reasonably  believed  to be in  the interest  of the  participants  and  beneficiaries  of any  employee benefit  plan shall be deemed to have acted in a manner "not opposed to the best  interests  of the  corporation"  as referred to in this section.

(j)         The  indemnification  and  advancement  of expenses  provided by, or granted pursuant to, this section shall,  unless otherwise  provided when authorized or ratified,  continue as to a person who has ceased to be a director,  officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)         The Court of Chancery is hereby vested with  exclusive  jurisdiction to hear and  determine  all actions for  advancement  of expenses or indemnification  brought  under  this  section,  or under any bylaw, agreement,  vote of  stockholders  or  disinterested  directors,  or
            otherwise.   The  Court  of  Chancery  may  summarily   determine  a
            corporation's  obligation to advance expenses (including  attorneys'
            fees).

                                      II-3

ITEM 16.                Exhibits.
-------                 --------

Exhibit No.

           4      Specimen   Certificate  of  the   Registrant's   Common  Stock
                  (incorporated  by reference to the  Registrant's  registration statement on Form S-8, filed with the SEC on March 26, 1998).
           5      Opinion of Olshan Grundman Frome Rosenzweig &  Wolosky LLP
                  with respect to legality of the Common Stock.
        23.1      Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP,
                  included in Exhibit No. 5.
        23.2      Consent   of   Arthur   Andersen   LLP,   independent   public
                  accountants.
        24.1      Power of  Attorney,  included  on the  signature  page to this
                  Registration Statement.

ITEM 17.    Undertakings.
-------     ------------

            (a) Insofar as  indemnification  for  liabilities  arising under the
Securities  Act of 1933, as amended (the  "Securities  Act") may be permitted to directors,  officers and controlling  persons of the Registrant  pursuant to the foregoing provisions,  or otherwise, the Registrant has been advised that in the opinion of the  Securities  and  Exchange  Commission  such  indemnification  is against  public  policy as expressed in the  Securities  Act and is,  therefore, unenforceable.  In the  event  that a claim  for  indemnification  against  such liabilities  (other than the payment by the  Registrant of expenses  incurred or paid by a  director,  officer or  controlling  person of the  Registrant  in the successful  defense  of an  action,  suit or  proceeding)  is  asserted  by such director,  officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been  settled by  controlling  precedent,  submit to a court of  appropriate jurisdiction the question whether such  indemnification  by it is against public policy as  expressed  in the  Securities  Act and will be  governed by the final adjudication of such issue.

            (b) The undersigned Registrant hereby undertakes:

                  (1) To file,  during any  period in which  offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed  in  the  registration  statement  or  any  material  change  to  such information in the registration statement;

                  (2) That, for the purpose of determining  any liability  under the Securities Act, each such  post-effective  amendment shall be deemed to be a new registration  statement relating to the securities offered therein,  and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from  registration by means of a  post-effective amendment  any of the  securities  being  registered  which remain unsold at the termination of the offering.

                                      II-4

                  (4) That, for purposes of determining  any liability under the
Securities  Act, the  information  omitted from the form of prospectus  filed as part of this Registration  Statement in reliance upon Rule 430A and contained in a form of prospectus  filed by the Registrant  pursuant to Rule 424(b)(1) or (4)
or  497(h)  under  the  Securities  Act  shall  be  deemed  to be  part  of this
Registration Statement as of the time it was declared effective.

            (c) The undersigned  Registrant hereby undertakes that, for purposes of  determining  any  liability  under the  Securities  Act,  each filing of the
Registrant's  annual  report  pursuant to Section  13(a) or Section 15(d) of the
Securities  Exchange Act of 1934, as amended,  that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      II-5

                                   SIGNATURES

            Pursuant to the  requirements  of the  Securities  Act of 1933,  the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized,  in the City of  Fairfield,  State of New  Jersey on the 29th day of
November 2001.

                                        DATATEC SYSTEMS, INC.

                                        By:  /s/ Isaac J. Gaon
                                             -----------------------------
                                             Isaac J. Gaon
                                             Chief Executive Officer

                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE  PRESENTS,  that each person  whose  signature appears  below  constitutes  and  appoints  ISAAC J.  GAON  his true and  lawful attorney-in-fact  with full power of substitution and resubstitution for him and in his name,  place and stead,  in any and all  capacities,  to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits  thereto,  and other documents in connection therewith,  with the Securities and Exchange  Commission,  hereby  ratifying and confirming all that said  attorney-in-fact  or his substitute may lawfully do or cause to be done by virtue hereof.

            Pursuant  to the  requirements  of the  Securities  Act of 1933,  as amended,  this  registration  statement  has been signed below by the  following persons in the capacities and on the dates indicated.

     Signature                     Title                            Date
     ---------                     -----                            ----

/s/ Isaac J. Gaon         Chairman of the Board, Chief
---------------------     Executive Officer and Acting Chief
Isaac J. Gaon             Financial Officer (principal
                          executive and financial officer)     November 29, 2001

/s/ Walter Grossman       Director                             November 29, 2001
---------------------
Walter Grossman

/s/ Frank Brosens         Director                             November 29, 2001
----------------------
Frank Brosens

/s/ Robert H. Friedman    Director                             November 29, 2001
-----------------------
Robert H. Friedman

/s/ David Milch           Director                             November 29, 2001
-----------------------
David Milch

/s/ William J. Adams, Jr. Director                             November 29, 2001
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William J. Adams, Jr.

                                      II-6